UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2025

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36759	47-1758322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 315-3700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WBA	The Nasdaq Stock Market LLC
3.600% Walgreens Boots Alliance, Inc. notes due 2025	WBA25	The Nasdaq Stock Market LLC
2.125% Walgreens Boots Alliance, Inc. notes due 2026	WBA26	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.

As previously disclosed, on March 6, 2025, Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blazing Star Parent, LLC, a Delaware limited liability company (“Parent”), Blazing Star Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the other affiliates of Parent named therein (collectively, together with Parent and Merger Sub, the “Parent Entities”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Company will cease to be a publicly traded company.

On July 11, 2025, the Company held a special meeting of stockholders (the “Special Meeting”) to consider certain proposals related to the Merger Agreement.

As of June 6, 2025, the record date (the “Record Date”) for the Special Meeting, there were 865,560,675 shares of the common stock of the Company, par value $0.01 per share (“Company Common Stock”), outstanding, each of which was entitled to one vote on each matter considered at the Special Meeting. As of the Record Date, there were 717,727,706 shares of Company Common Stock held by holders other than Stefano Pessina, John Lederer, Parent and any of their respective affiliates (the “Unaffiliated Stockholders”). A total of 648,219,746 shares of Company Common Stock, representing approximately 74.89% of the voting power of the outstanding shares of the Company’s Common Stock entitled to vote, were present or represented by proxy at the Special Meeting, constituting a quorum to conduct business.

The Special Meeting was held to consider the following proposals:

1.

Merger Agreement Proposal. A proposal to adopt the Merger Agreement, pursuant to which, subject to the terms and conditions set forth therein and among other things, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger Agreement Proposal”).

2.

Adjournment Proposal. A proposal to adjourn the Special Meeting, from time to time, to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal (the “Adjournment Proposal”).

3.

Merger-Related Compensation Proposal. A proposal to approve, by a nonbinding, advisory vote, certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger (the “Merger-Related Compensation Proposal”).

Each proposal is described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 6, 2025 and first mailed to the Company’s stockholders on June 6, 2025. The Merger Agreement and the Merger-Related Compensation Proposal were each approved by the requisite vote of the Company’s stockholders. The final voting results for each proposal are described below.

The Merger Agreement Proposal

Approval of the proposal to adopt the Merger Agreement required both the affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter at the Special Meeting (the “Majority of the Outstanding Shares”) and (ii) the holders of a majority of the outstanding shares of Company Common Stock held by the Unaffiliated Stockholders cast on such matter at the Special Meeting (the “Majority of the Unaffiliated Shares Cast”). A total of 500,386,777 shares of Company Common Stock held by the Unaffiliated Stockholders were cast on this matter at the Special Meeting.

	For	Against	Abstain
Majority of the Outstanding Shares	626,190,387	20,140,186	1,889,173
Majority of the Unaffiliated Shares Cast	478,357,418	20,140,186	1,889,173

The Merger Agreement was approved by the requisite votes of the Company’s stockholders.

The Merger-Related Compensation Proposal

Approval on a nonbinding advisory basis of the Merger-Related Compensation Proposal required the affirmative vote of a majority of the shares of Company Common Stock present in person or by proxy at the Special Meeting and entitled to vote on the Merger-Related Compensation Proposal.

For	Against	Abstain
608,730,038	34,916,603	4,573,105

The Merger-Related Compensation Proposal was approved on a nonbinding advisory basis.

In light of the approval of the Merger Agreement Proposal, the Adjournment Proposal was rendered moot and was not presented at the Special Meeting. There were no recorded broker non-votes.

Item 8.01.	Other Events.

On July 11, 2025, the Company issued a press release announcing the preliminary results of the Special Meeting. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

99.1	Press Release of Walgreens Boots Alliance, Inc. dated July 11, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREENS BOOTS ALLIANCE, INC.

Date: July 11, 2025	By:	/s/ Lanesha Minnix
Name: Lanesha Minnix
Title:Executive Vice President, Global Chief Legal Officer and Corporate Secretary

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